Exhibit 21.1
Subsidiaries of the Registrant
     The chart below lists all current subsidiaries of Thomas Weisel Partners Group, Inc., a Delaware corporation, through which our business is currently conducted, and the states or jurisdictions in which they are organized.

Name of Subsidiary	State or Jurisdiction of Organization

Thomas Weisel Partners LLC	Delaware
Thomas Weisel Partners (Mauritius)	Mauritius
Thomas Weisel International Private Limited	India

Thomas Weisel Capital Management LLC	Delaware
TWCP LLC	Delaware
Thomas Weisel Capital Partners (Dutch) LLC	Delaware
Thomas Weisel Venture Partners LLC	Delaware
Thomas Weisel Venture Associates LLC	Delaware
Thomas Weisel Healthcare Venture Partners LLC	Delaware
Thomas Weisel Healthcare Venture Associates LLC	Delaware
Thomas Weisel Global Growth Partners LLC	Delaware
Thomas Weisel India Opportunity LLC	Delaware

Thomas Weisel Asset Management LLC	Delaware
Q Street Management LLC	Delaware
Tailwind Associates, LLC	Delaware
TW Asset Management LLC	Delaware

Thomas Weisel Partners International Limited	England and Wales

Thomas Weisel Partners Insurance Services LLC	Delaware

TWP Passage LLC	Delaware

TWP Holdings Company (Canada), ULC	Nova Scotia
TWP Acquisition Company (Canada), Inc.	Ontario
Thomas Weisel Capital Corporation	Ontario
Thomas Weisel Partners Canada Inc.	Canada
Thomas Weisel Partners (USA) Inc.	Ontario
Thomas Weisel Partners (UK) Limited	England and Wales